Exhibit 99.1

FOR IMMEDIATE RELEASE

AcelRx Appoints Adrian Adams to Board of Directors as Chairman

REDWOOD CITY, Calif., February 12, 2013 – AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute and breakthrough pain, today announced the appointment of Adrian Adams, Chief Executive Officer and President of Auxilium Pharmaceuticals, Inc., to its Board of Directors (Board) as Chairman of the Board. Thomas Schreck, co-founder of AcelRx and Board member departs from the Board effective February 11, 2013.

“Adrian Adams is a noted pharma sector executive who has grown and guided a number of specialty pharmaceutical companies successfully. As our lead development program, the Sufentanil NanoTab PCA System, transitions from development toward market, Adrian’s leadership, commercial and corporate perspectives will be invaluable,” stated Richard King, President and Chief Executive Officer of AcelRx. Mr. King added, “We have made great headway over the past two years, and I thank Tom for his entrepreneurial vision, years of devoted leadership and commitment to AcelRx as we move to this next stage.”

Commenting on his appointment to the AcelRx Board, Mr. Adams said, “It is with great honor and pleasure that I accept the position of AcelRx’s Chairman. AcelRx has brought its pipeline to an important stage, and Phase 3 NanoTab System data released to date show great promise for NDA submission. Having worked with AcelRx CEO Richard King before, I know well his track record and skills in organizing talent from across clinical, regulatory and marketing to build brands and look forward to working with my fellow Board members to deliver value to our stockholders.”

Prior to joining Auxilium in late 2011, Mr. Adams served as Chairman and Chief Executive Officer of Neurologix. Before Neurologix, Mr. Adams served as President and Chief Executive Officer of Inspire Pharmaceuticals, Inc., Sepracor Inc. and Kos Pharmaceuticals, Inc. During his 30 years of experience, Mr. Adams also held general management and senior marketing positions at ICI (now part of AstraZeneca), SmithKline Beecham and Novartis. He has extensive national and international experience and has been instrumental in launching major global brands in addition to driving successful corporate development activities encapsulating financing, product and company acquisitions, in-licensing and company M&A activities. Mr. Adams graduated from the Royal Institute of Chemistry at Salford University in the U.K. Mr. Adams recently served as a director of Amylin Pharmaceuticals.

About AcelRx Pharmaceuticals, Inc.

AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute and breakthrough pain. AcelRx’s lead product candidate, the Sufentanil NanoTab PCA System, which is currently in Phase 3 clinical development, is designed to solve the problems associated with post-operative intravenous patient-

controlled analgesia which has been shown to cause harm to patients following surgery because of the side effects of morphine, the invasive IV route of delivery and the complexity of infusion pumps. AcelRx has two additional product candidates which have completed Phase 2 clinical development: ARX-02 for the treatment of cancer breakthrough pain, and ARX-03 for mild sedation, anxiety reduction and pain relief for patients undergoing painful procedures in a physician’s office. AcelRx has initiated a Phase 2 study for a fourth product candidate, ARX-04, a sufentanil formulation for the treatment of moderate-to-severe acute pain, funded through a grant from U.S. Army and Medical Research and Materiel Command. For additional information about AcelRx’s clinical programs please visit www.acelrx.com.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the planned or anticipated future clinical development of AcelRx Pharmaceuticals’ product candidates, including the potential submission of an NDA based on the results of the Phase 3 NanoTab System trials, and the therapeutic and commercial potential of AcelRx Pharmaceuticals’ product candidates. These forward-looking statements are based on AcelRx Pharmaceuticals’ current expectations and inherently involve significant risks and uncertainties. AcelRx Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the success, cost and timing of AcelRx Pharmaceuticals’ product development activities and clinical trials; the uncertain clinical development process; its ability to attract funding partners or collaborators with development, regulatory and commercialization expertise; its ability to obtain sufficient financing to complete development and registration of its product candidates in the United States and Europe; its ability to obtain and maintain regulatory approvals of its product candidates; the market potential for its product candidates; the accuracy of AcelRx Pharmaceuticals’ estimates regarding expenses, capital requirements and needs for financing; and other risks detailed in the “Risk Factors” and elsewhere in AcelRx Pharmaceuticals’ U.S. Securities and Exchange Commission filings and reports, including its Current Report on Form 8-K filed with the SEC on December 7, 2012. AcelRx Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact:

Jim Welch

Chief Financial Officer

650.216.3511

jwelch@acelrx.com